Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 20, 2018
For Further Information:	Timothy T. O’Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES

1-FOR-5.5 REVERSE STOCK SPLIT

Worthington, Ohio – August 20, 2018 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”), the parent company of CFBank, National Association, today announced a reverse stock split of its issued and outstanding shares of common stock at a ratio of 1-for-5.5. The Company’s common stock is expected to begin trading on the Nasdaq Capital Market (“NASDAQ”) on a split-adjusted basis at market open on Tuesday, August 21, 2018. In connection with the reverse stock split, the CUSIP number for the Company’s common stock has been changed to 15346Q 400. The Company’s common stock will continue to trade on NASDAQ under the symbol “CFBK”.

As a result of the reverse stock split, every five and one-half shares of the Company’s common stock issued and outstanding will be converted into one fully paid and nonassessable share of the Company’s common stock, with no change in par value per share. The reverse stock split will reduce the number of outstanding shares of the Company’s common stock from approximately 23.39 million shares to approximately 4.25 million shares. In addition, as a result of the reverse stock split, the authorized number of shares of the Company’s common stock will be reduced from 50,000,000 to 9,090,909. Proportional adjustments will be made to the Company’s outstanding stock options, warrants and equity incentive plans.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares of the Company’s common stock will be issued in connection with the reverse stock split. Instead, the Company will pay cash to any stockholder entitled to a fraction of a (post-split) share as a result of the reverse stock split equal to such fraction multiplied by $13.92 (which represents the product of the split ratio of 5.5 multiplied by the closing price per (pre-split) share of the Company’s common stock on NASDAQ as of August 17, 2018).

The reverse stock split was authorized at the annual meeting of the Company’s stockholders on May 30, 2018, and the Company’s Board of Directors approved the implementation and ratio of the reverse stock split in accordance with the authorization of the Company’s stockholders.

The Company has retained its transfer agent, Computershare, Inc. (“Computershare”), to act as its exchange agent for the reverse stock split. Computershare will manage the exchange of pre-split shares for post-split shares. Stockholders of record as of the close of business on August 20, 2018, will receive a letter of transmittal providing instructions for the exchange of their shares. Upon the effectiveness of the reverse stock split, the Company intends to treat shares held by its stockholders through a broker, bank or other nominee (i.e., stockholders who hold in “street name”) in the same manner as registered stockholders whose shares are registered in their names. Brokers, banks and other nominees will be instructed to affect the reverse stock split for their beneficial holders who hold shares of the Company’s common stock in street name. However, these brokers, banks and other nominees may have different procedures for processing the reverse stock split and making payment for fractional shares than those procedures that apply to registered stockholders. Stockholders who hold shares of the Company’s common stock with a broker, bank or other nominee and who have any questions in this regard are encouraged to contact their brokers, banks or other nominees. For further information, stockholders and securities brokers should contact Computershare by telephone at 1-800-546-5141.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (Form DEF 14A) filed with the Securities and Exchange Commission on April 26, 2018, available free of charge at the SEC’s website www.sec.gov or at the Company’s website www.CFBankOnline.com under the “SEC Filings” link located under the Investors tab.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a branch presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two branch locations in Columbiana County, Ohio. Additionally, in February 2018, CFBank opened an additional loan production office in Columbus, Ohio in Franklin County. CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services. As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses. Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management. In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

Forward Looking Statements

This press release or other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the “Holding Company”) or CFBank, National Association (“CFBank” and together with the Holding Company, the “Company”); (2) statements regarding future events, actions or economic performance; and (3) statements of assumptions underlying such statements. Words such as “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A. Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2017.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.